Exhibit 5.1

44th Floor 1 First Canadian Place Toronto Canada M5X 1B1	Tel 416 863 0900 Fax 416 863 0871 www.dwpv.com

September 4, 2012

File No. 33691

Agnico-Eagle Mines Limited
145 King Street East, Suite 400
Toronto, ON M5C 2Y7

Dear Sirs/Mesdames:

Registration Statement on Form F-3

We are counsel for Agnico-Eagle Mines Limited (the “Corporation”) in connection with the filing of a Registration Statement on Form F-3 (the “Registration Statement”) pursuant to the United States Securities Act of 1933, as amended, relating to the registration of an additional 1,142,057 common shares (the “Shares”) of the Corporation reserved for issuance for purposes of the Corporation’s dividend reinvestment and share purchase plan (the “Plan”).

In connection with the opinion hereafter expressed, we have not reviewed the minute books or other corporate records of the Corporation.  As to certain matters of fact, we have relied upon a certificate of an officer of the Corporation.  For the purposes of the opinion expressed below, we have assumed, without independent investigation or verification, the genuineness of all signatures (whether on originals or copies of documents) and the authority of all persons signing documents examined by us, the legal capacity of all natural persons, the authenticity of all documents and instruments submitted to us as originals, the conformity to originals of all documents and instruments submitted to us as certified, conformed, photostatic or facsimile copies thereof and the authenticity of the originals of such copies and facsimiles.

We express no opinion as to the laws or any matters governed by any laws of any jurisdiction other than the laws of the Province of Ontario and the laws of Canada applicable therein.  The opinion herein is based on the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof.

Based on and subject to the foregoing, we are of the opinion that the Shares will be, when issued and delivered in accordance with the terms and conditions of the Plan, validly issued and outstanding as fully paid and non-assessable shares in the capital of the Corporation.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Registration Statement.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required by Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations thereunder.

The opinion expressed herein is provided solely for your benefit in connection with the filing of the Registration Statement and may not be used or relied on by any other person or for any other purpose whatsoever.

Yours very truly,

/s/ DAVIES WARD PHILLIPS & VINEBERG LLP
DAVIES WARD PHILLIPS & VINEBERG LLP